                      MARKETING AND FACILITATION AGREEMENT

     This is an agreement dated as of November 3, 1994 between Pro-Fac Cooperative, Inc. ('Pro-Fac') and Curtice-Burns Foods, Inc. ('Curtice Burns').

     The members and patrons of Pro-Fac are active growers who have joined together in their cooperative to market their crops at a fair price and to try to achieve as much stability and continuity as is possible in agriculture. While Pro-Fac and its members and patrons have considerable expertise in the growing of crops, they do not have such expertise in the processing and sale of those crops in the form of commercially viable processed food products.

     Curtice Burns has long been engaged in the processing, distribution and sale of processed foods, now on a diversified geographical basis, but it lacks expertise in the farming and growing of the crops on which it depends for a reliable and long term source of supply for its products.

     Pro-Fac and Curtice Burns came together in 1961 because of the need of Pro-Fac to find a stable market for crops grown by its members and patrons and because of the need of Curtice Burns for a reliable supply of such crops. While Curtice Burns has always believed that it has available to it adequate funds to finance its non-Pro-Fac related operations, in order to process and market Pro-Fac products Curtice Burns has required significant additional sources of financing in the form of working capital and facilities necessary to give it the capacity to provide a reliable and stable market for Pro-Fac crops. Consequently, the willingness of Curtice Burns to enter into its relationship with Pro-Fac, which has been embodied, since 1961, in the Integrated Agreement dated June 27, 1992 and in substantially similar predecessor agreements, has always depended upon the commitment of Pro-Fac to provide financial support and other accommodations to Curtice Burns from a variety of sources not directly available to Curtice Burns. Pro-Fac has always provided such accommodations in order to achieve its primary objective of a guaranteed and stable market for crops grown by its members and patrons.

     When Agway Inc. announced in March of 1993 that it was looking for ways to dispose of its controlling interest in Curtice Burns, it became evident that a sale of Curtice Burns would take place and that such a sale to anyone other than Pro-Fac would almost certainly lead to a termination of the Integrated Agreement and the reliable and stable market for the products of Pro-Fac members that this arrangement provided. During the bidding process that ensued, the members of Pro-Fac voted overwhelmingly in favor of pursuing a bid by Pro-Fac for the stock of Curtice Burns as being the best alternative available of protecting for the future the market for their crops historically provided by Curtice Burns. The Pro-Fac bid was accepted by the Curtice Burns Board of Directors and has led to the acquisition of control by Pro-Fac of Curtice Burns through the acquisition by PF Acquisition Corp., a wholly-owned subsidiary of Pro-Fac ('Subsidiary') of the stock of Curtice Burns and the subsequent merger of Subsidiary into Curtice Burns (the 'Transaction'), after which Curtice Burns is to continue its operations as a wholly-owned subsidiary of Pro-Fac.

     Following the Transaction, the relationship between Pro-Fac and Curtice Burns will continue to embody many of the same elements that have historically existed which have been specified in this Marketing and Facilitation Agreement.
The continuation of the arms length nature of this agreement is required by the new financial arrangements incurred in connection with the Transaction. Both parties agree that, to the extent consistent with these new financial obligations, the basic relationship between them set forth in the Integrated
Agreement should be continued in a manner as close to its historically successful terms as possible.

     Pro-Fac continues to realize that Curtice Burns cannot, on its own, provide the stable and reliable market for the crops of the members of Pro-Fac, and that in order to achieve the primary Pro-Fac purpose of obtaining that stable and reliable market, it will continue to be necessary for Curtice Burns to require that Pro-Fac make available financial and other resources and accommodations to Curtice Burns as set forth primarily in the 'Finance, ' the 'Marketing,' and the 'Pro-Fac Facilitation Accommodations' sections of this Agreement.

     It is therefore agreed as follows:

                                  TERMINATION

     1. As a result of the completion of the Transaction, the Integrated Agreement is terminated and the relationship between Pro-Fac and Curtice Burns shall be as expressed in this Marketing and Facilitation Agreement. As a part of the termination, neither Pro-Fac nor Curtice Burns exercised any right to purchase assets owned by the other, and Curtice Burns repaid debt to Pro-Fac in an amount equal to the debt of Pro-Fac to the Springfield Bank for Cooperatives.

                                  DEFINITIONS

     2. Definitions. When used in this agreement, the following terms shall have the meanings indicated below:

          a. 'Commercial Market Value' of crops sold by Pro-Fac to Curtice Burns shall mean the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes sold under pre-season contracts and in the open market in the same or similar marketing areas. Where such price cannot be readily determined, then Commercial Market Value shall be determined by some other method acceptable to each party. Commercial Market Value shall be determined as provided in paragraph 11 hereof.

          b. 'Pro-Fac Products' shall mean all products sold by Curtice Burns which were processed from crops supplied by Pro-Fac. The determination of what is a Pro-Fac Product shall be made in an annual examination of products made from crops supplied by Pro-Fac. If made from crops supplied by Pro-Fac and from similar crops purchased directly by Curtice Burns to supplement and facilitate the marketing of crops by Pro-Fac, then such product shall be considered to be a Pro-Fac Product, provided that the value of such crops purchased by Curtice Burns for use in the product is not greater than the value of crops supplied by Pro-Fac for the product. If Pro-Fac supplies less than half the value of crops necessary to make the product, then only that portion of the product actually made from crops supplied by Pro-Fac shall be considered a Pro-Fac Product.

          c. 'Earnings (Losses) on Pro-Fac Products' shall mean the entire proceeds received by Curtice Burns from the sale of Pro-Fac Products less the costs incurred by Curtice Burns in its own behalf or in behalf of Pro-Fac in processing and selling such products. Such costs shall be determined in accordance with generally accepted accounting practices in the food industry as modified by past practices and accounting methods used by the parties and shall include all variable product costs, a pro rata share of plant and warehousing overhead costs based upon the estimated usage of facilities and a pro rata share of selling, general and administrative, overhead and financial expenses. Such costs shall include Commercial Market Value to be paid pursuant to paragraph 13 but shall not include any additional payment pursuant to paragraph 14. 'Earnings on Pro-Fac Products' shall mean the amount by which such proceeds exceed such costs; 'Losses on Pro-Fac Products' shall mean the amount by which such proceeds are less than such costs.

          d. 'Pro-Fac Facilitation Accommodations' shall include (but not be necessarily limited to): (i) the guarantee by Pro-Fac of all indebtedness for borrowed funds of Curtice Burns; (ii) making available by Pro-Fac to Curtice Burns access to the Federal Farm Credit System for borrowing of funds; (iii) the long term commitment of Pro-Fac hereunder to provide to Curtice Burns a stable and reliable source of high quality crops that provide the essential basis for the operation and utilization of facilities of Curtice Burns in which Pro-Fac products are processed; (iv) favorable extended payment terms provided by Pro-Fac for the payment of Commercial Market Value for crops of its members; (v) the acceptance by Pro-Fac of the risk of losses by Curtice Burns on the sale of Pro-Fac Products as set forth in this Agreement; and (vi) the commitment of Pro-Fac to provide loans to Curtice Burns for use as working capital of funds of Pro-Fac not needed by Pro-Fac for its own business purposes, and as permitted under any third-party debt instruments by which Pro-Fac is bound, at no stated interest rate.

          e. 'Pro-Fac Working Capital' shall mean funds lent to Pro-Fac by Curtice Burns as provided in paragraph 7 hereof.

          f. 'Joint Committee' shall mean a joint committee of the boards of directors of Pro-Fac and Curtice Burns which shall be comprised of the chief executive officer of Curtice Burns and an equal number of Pro-Fac Directors and Disinterested Directors.

                                   STRUCTURE

     3. Directors of Curtice Burns. The board of directors of Curtice Burns shall consist of such number of directors as may from time to time be elected by Pro-Fac as the sole shareholder of Curtice Burns, initially as follows:

          a. Three directors shall be known as 'Pro-Fac Directors' and shall consist of the persons chosen by the Pro-Fac board of directors from among those serving as Pro-Fac directors.

          b. One director shall be known as the 'Management Director' and shall be nominated by the president of Curtice Burns from among management employees of Curtice Burns.

          c. Three directors shall be known as 'Disinterested Directors' and may be selected from among persons suggested by the president of Curtice Burns. Disinterested Directors shall be chosen from among persons who are not employees, shareholders (at the time of becoming directors) or otherwise Affiliates (other than by reason of being a director of the Company) of either Pro-Fac or the Company. 'Affiliate' of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

          d. While Pro-Fac may vary the number of directors, the number of Disinterested Directors shall always be at least two and at least equal to the number of Pro-Fac Directors.

                                    FINANCE

     4. Capital Contribution. Upon the termination of the Integrated Agreement, Pro-Fac has contributed to Subsidiary as a capital contribution all funds derived from the equity of Pro-Fac, its investment in the Springfield Bank for Cooperatives, and all its right, title and interest in all fixed assets and all intangible assets owned by Pro-Fac (other than accounts and other rights to receive payment from Curtice Burns) ('Capital Assets'). The value of the Capital Assets contributed is equal to the book value on the books of Pro-Fac as of the date of such capital contribution to Subsidiary. In addition, as a part of the Transaction, Pro-Fac has made an additional capital contribution to Curtice Burns by converting a portion of loans owed to Pro-Fac by Curtice Burns into capital of Curtice Burns.

     5. Investment of Pro-Fac Equity. Pro-Fac will also provide working capital to Curtice Burns by making available to Curtice Burns not less than 70% of funds paid by Curtice Burns to Pro-Fac as Earnings on Pro-Fac Products as provided in paragraph 14. Such investment shall be made as an additional capital contribution to Curtice Burns to the extent required by any third-party debt instrument by which Curtice Burns or Pro-Fac is bound. Any additional amounts beyond the requirements of such debt instrument which Pro-Fac shall make available to Curtice Burns from funds not needed by Pro-Fac in the conduct of its own business shall be advanced as loans at no stated interest rate but as a part of the Pro-Fac Facilitation Accommodations in consideration of payments to be made for crops by Curtice Burns to Pro-Fac derived from Earnings on Pro-Fac Products as provided in paragraph 14.

     6. Working Capital. Pro-Fac agrees to provide Curtice Burns with additional working capital for the conduct of the business of Curtice Burns, either through additional investment by Pro-Fac in Curtice Burns as hereinafter provided or through the guarantee by Pro-Fac of loans obtained directly by Curtice Burns for use in its business, in each case to the extent of available funds or ability to guaranty and subject to any restrictions set forth in any third-party debt instrument.

     7. Borrowings by Pro-Fac. Curtice Burns shall to the extent requested by Pro-Fac lend to Pro-Fac funds for use as Pro-Fac Working Capital in amounts not exceeding $10,000,000 at any time outstanding, on which Pro-Fac shall pay interest to Curtice Burns at the same rate paid by Curtice Burns for seasonal financing. Pro-Fac shall for a period of not less than fifteen consecutive days during each fiscal year repay the entire amount of Pro-Fac Working Capital.

                                   MARKETING

     8. Delivery of Crops. Pro-Fac agrees to sell and deliver to Curtice Burns all crops of the type and in the amounts set forth by acreage or tonnage in the raw product section of the profit plan. The profit plan shall be determined by the boards of directors of Pro-Fac and Curtice Burns. Approval of the profit plan by boards of directors of Curtice Burns shall require the affirmative vote of a majority of the Disinterested Directors. Subject only to its inability to do so because of the vagaries of weather or other causes validly preventing growing such crops as set forth in the agreements between Pro-Fac and its members, Pro-Fac shall deliver to Curtice Burns the crops described in the profit plan, and Curtice Burns agrees to process and market such crops as herein provided.

     9. Marketing Discretion. Curtice Burns shall in its discretion determine in what form the finished processed products shall appear for marketing and what label or labels shall appear on such finished processed products. Curtice Burns shall establish the price at which it shall sell products originating in whole or in part from Pro-Fac crops. To facilitate the marketing of the finished products by Curtice Burns, title to the Pro-Fac crops shall pass to Curtice Burns at the time such crops are graded and accepted by Curtice Burns.

     10. Agency. Curtice Burns is authorized to act as agent for Pro-Fac to the extent necessary to enable Pro-Fac to receive crops from its members and deliver such crops to Curtice Burns pursuant to the terms and conditions of this agreement.

               PAYMENT FOR CROPS AND FACILITATION ACCOMMODATIONS

     11. Commercial Market Value. Commercial Market Value shall be determined by the boards of directors of Pro-Fac and of Curtice Burns acting upon the recommendation of the Joint Committee. Approval of Commercial Market Value by the board of directors of Curtice Burns shall require the affirmative vote of a majority of the Disinterested Directors.

     12. Calculation of Earnings and Losses. The determination of Earnings and Losses on Pro-Fac Products shall be made on the basis of all Pro-Fac Products considered in the aggregate each year as of the end of the fiscal year for each party.

     13. Payment for Crops. Subject to the provisions of paragraph 15, Curtice Burns shall pay to Pro-Fac as the purchase price for the crops purchased from Pro-Fac each year the Commercial Market Value of those crops, together with any additional payment which may be due

Pro-Fac pursuant to paragraph 14 hereof. The due date for payment of the purchase price by Curtice Burns shall coincide with the time of payment for crops by Pro-Fac to its members.

     14. Additional Payment for Crops and for Pro-Fac Facilitation Accommodations. In any year in which Curtice Burns has Earnings on Pro-Fac Products, as an additional payment for crops beyond Commercial Market Value and for the Pro-Fac Facilitation Accommodations, Curtice Burns shall as of the end of such fiscal year remit to Pro-Fac 90% of such earnings, retaining the remaining 10% of such earnings as compensation for its services in processing and marketing Pro-Fac Products. However, such payment shall not exceed 50% of pre-tax earnings of Curtice Burns for such fiscal year determined in the manner used in its audited financial statements but before payments due under this
Section 14.

     15. Sharing of Losses. In any year in which Curtice Burns has Losses on Pro-Fac Products, Curtice Burns shall deduct 90% of such losses from the Commercial Market Value it would otherwise be required to pay to Pro-Fac for crops as provided in paragraph 13. However, the amount of such deduction by Curtice Burns from what it pays Pro-Fac for crops shall not exceed 50% of pre-tax losses by Curtice Burns for such year determined in the manner used in its audited financial statements but before charging losses under this Section 15.

     16. Payments to Members of Pro-Fac. Pro-Fac shall not be obligated to pay out to its members and others who sold crops to Pro-Fac the entire purchase price received from Curtice Burns for crops and for the Pro-Fac Facilitation Accommodations. It is the intent of the parties hereto that Pro-Fac will pay or allocate to its grower-members and others entitled thereto the payments received by Pro-Fac from Curtice Burns pursuant to this agreement only to the extent deemed advisable by the board of directors of Pro-Fac after retaining such funds as may be necessary for the operations of Pro-Fac and Curtice Burns and for the creation of such reserve funds as may be deemed fair and reasonable.

                                   MANAGEMENT

     17. Management Services. Pro-Fac hereby employs Curtice Burns to supervise and manage the business of Pro-Fac, including the performance of its responsibilities under this agreement and also including responsibility for handling the business of Pro-Fac with any bank or other lending source with which Pro-Fac may do business. Pro-Fac shall pay Curtice Burns a fee of $100,000 per fiscal year for such management services, payable in $25,000 installments at the end of each fiscal quarter.

     18. Financial Management. All moneys and receipts derived from the business of Pro-Fac shall be the property of Pro-Fac, and unless otherwise directed by Pro-Fac to be held in separate Pro-Fac accounts, shall be deposited in such depositories in the name of Curtice Burns as shall be determined by resolution of the board of directors of Curtice Burns, subject to withdrawal by Curtice Burns in the course of managing Pro-Fac business.

     19. Financial Agency. All checks, drafts, orders or other instruments for the payment of money to Pro-Fac shall be signed and endorsed by Curtice Burns in the name of Pro-Fac.

     20. Payment of Expenses. In managing the business of Pro-Fac, Curtice Burns shall pay the costs and expenses of such business, including, but not limited to, taxes, insurance, interest, repairs, refunds, bonuses, legal and accounting fees, licenses, transportation, service, promotion, and any and all other expenses necessary or incident to operate the business of and comply with the legal commitments made by Pro-Fac.

     21. Funds for Pro-Fac Expenses. In addition to paying expenses as provided in paragraph 20, at such times and in such amounts as may be requested by Pro-Fac, Curtice Burns shall pay to Pro-Fac up to $250,000 annually for use by Pro-Fac in payment of expenses incurred directly by Pro-Fac in its business.

     22. Books of Account. All accounting records and books of account necessary for Curtice Burns to perform its obligations hereunder shall be kept at such office of Curtice Burns as it deems appropriate.

     23. Policy Established by Pro-Fac Board of Directors. The supervision and management of the business of Pro-Fac by Curtice Burns pursuant to this agreement shall be in accordance with the policies formulated and approved by the board of directors of Pro-Fac, which by this agreement only delegates to Curtice Burns the authority to manage and operate the business of Pro-Fac in its normal course, limited by the provisions of law as to the delegation of authority by a corporate board of directors. Curtice Burns shall consult Pro-Fac and its board of directors on any matter which, by reason of its size or its nature, is not in the ordinary course of business.

     24. Access to Records. Pro-Fac, through its officers and board of directors, shall have free access to all the books and records of both Curtice Burns and Pro-Fac related to the business of Pro-Fac. Curtice Burns will also make available to the Pro-Fac officers and board of directors such operating and financial statements and other information as the board may deem necessary and proper to keep Pro-Fac fully informed of the operation of its business.

                                    GENERAL

     25. Term. This agreement shall remain in effect until terminated by the parties. However, this agreement shall not be terminated so long as any of the Senior Subordinated Notes issued by Curtice Burns as a part of the Transaction (the 'Notes') remain outstanding. By their terms the Notes mature on February 1, 2005, though they may be redeemed prior to that time under certain conditions.

     26. Assignment. This agreement may not be assigned by either party without the written consent of the other. Any assignment during the period any third party debt instrument is in effect shall require the approval, if any, of the holders of such debt in accordance with the terms of the debt instrument.

     27. Amendment. This agreement may be amended or modified only by a written statement of such amendment or modification duly signed by each of the parties. Any amendment during the period any third party debt instrument is in effect shall require the approval, if any, of the holders of such debt in accordance with the terms of the debt instrument.

     28. Headings. The headings preceding the text of paragraphs of this agreement are for convenience only and shall not be deemed part of this agreement.

     29. Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF the parties have each caused this agreement to be entered into and executed as of November 3, 1994.

PRO-FAC COOPERATIVE, INC.                  CURTICE-BURNS FOODS, INC.
By: /s/ ROBERT V. CALL, JR.                By: /s/ ROY A. MYERS
  .................................          ...................................
        ROBERT V. CALL, JR.                        ROY A. MYERS

Title: President                           Title: Chief Executive Officer
  .................................          ...................................

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